UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________________
FORM 8-K
_____________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2023

________________________________________________________________________________________________________
JOUNCE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
________________________________________________________________________________________________________

Delaware	001-37998	45-4870634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive		02139
Cambridge,	Massachusetts
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (857) 259-3840

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 23, 2023, Jounce Therapeutics, Inc. (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers (the “Code”), disclosing that the Company and the board of directors of Redx Pharma plc (“Redx”) had reached an agreement on the terms of a recommended all-share combination between the Company and Redx (the “Scheme”). In connection with the proposed transaction, (i) the Company and Redx entered into a Cooperation Agreement, dated February 23, 2023 (the “Cooperation Agreement”) and (ii) the Company and one of its wholly-owned subsidiaries (“Merger Sub”) entered into a merger agreement with RM Special Holdings 3, LLC, an entity controlled by Redmile Group, LLC (“RM3”), which contemplates a merger transaction among RM3, the Company and Merger Sub (the “Merger”, and such merger agreement, the “Merger Agreement”, and the Merger together with any other Elected Mergers (as defined below) and the Scheme, the “Business Combination”). The Business Combination is the result of the Company’s process to explore strategic alternatives.
Rule 2.7 Announcement
The Scheme will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act of 2006 (the “UK Companies Act”) immediately preceded by the Merger, which together will result in the Company owning the entire issued and to be issued ordinary share capital of Redx. Under the terms of the Scheme, holders of ordinary shares of Redx (the “Redx Shares”, and the holders thereof, the “Redx Shareholders”) will be entitled to receive 0.2105 shares of Company common stock (the “Common Stock”), par value of $0.001 per share (the “Company Shares”) in exchange for each Redx Share (approximately 102,699,827 shares of Common Stock, in the aggregate) (subject to any adjustment to reflect the “Exchange Ratio” as defined and adjusted in accordance with the Rule 2.7 Announcement, including as a result of the Reverse Stock Split (as defined below)). The Scheme is subject to customary conditions and will lapse if not completed before 11:59 p.m. U.K. time on July 31, 2023 or such later time and/or date as the Company and Redx may agree in writing (with the consent of the U.K. Panel on Takeovers and Mergers (the “Panel”) or as the High Court of Justice of England and Wales (the “Court”) may approve (if such consent or approval is required)) (such date, the “Long-Stop Date”).
Immediately following completion of the Business Combination, Redx Shareholders will own approximately 63% and the Company’s shareholders will own approximately 37% of the share capital of the combined company based on the fully diluted issued share capital of the Company and the fully diluted share capital of Redx (following conversion of all outstanding Convertible Loan Notes (as defined below) issued by Redx), in each case as of February 22, 2023.
Subject to Company shareholder approval, the Company intends to conduct a 5:1 reverse stock split of its Common Stock in conjunction with the Business Combination (the “Reverse Stock Split”).
The Scheme is conditioned upon, among other things, (i) the Scheme becoming unconditional and effective, subject to the provisions of the Code, by no later than the Long-Stop Date, (ii) the approval of the Common Stock issuance by the Company’s shareholders in connection with the Business Combination, (iii) the approval of the Scheme by the Redx Shareholders at the Court Meeting and the General Meeting (as such terms are defined in the Rule 2.7 Announcement), and (iii) the sanction of the Scheme by the Court. The conditions to the Business Combination are set out in full in the Rule 2.7 Announcement. It is expected that, subject to the satisfaction or waiver of all relevant conditions, the Business Combination will be completed in the second quarter of 2023.
A copy of the Rule 2.7 Announcement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Rule 2.7 Announcement is qualified in its entirety by reference to the full text thereof.
Cooperation Agreement
On February 23, 2023, the Company and Redx entered into a Cooperation Agreement in connection with the Scheme. Pursuant to the Cooperation Agreement, the Company agreed to use reasonable endeavors for the purposes of obtaining any regulatory authorizations which are required to implement the Business Combination, and the Company and Redx agreed to cooperate with each other in good faith in preparing required documents and other matters and have given certain undertakings to implement the Business Combination.
The Cooperation Agreement terminates automatically if either the Redx board or the Company’s Board of Directors (the “Board of Directors”) change its recommendation that its shareholders approve the proposed transaction. The Company also has the right to terminate the Cooperation Agreement if the General Meeting or Court Meeting do not occur within certain specified time periods or if any condition that has not been waived or that is incapable of satisfaction by the Long Stop Date. The Cooperation Agreement will also terminate if the Business Combination is not completed before Long-Stop Date.
A copy of the Cooperation Agreement is included herein as Exhibit 2.2 and is incorporated herein by reference. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text thereof. The representations, warranties and covenants contained in the Cooperation Agreement have been made solely for the purposes of the Cooperation Agreement and as of specific dates; were solely for the benefit of the parties to the Cooperation Agreement; are not intended as statements of fact to be relied upon by shareholders of the Company or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Cooperation Agreement, which disclosures are not reflected in the Cooperation Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of the Company or other security holders.
Contingent Value Rights Agreement
At or prior to the closing of the Business Combination (the “Effective Time”), the Company expects to enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent (“Rights Agent”) and a representative, agent and attorney in-fact (the “Representative”) of the holders of contingent value rights (each, a “CVR”). The Company expects to distribute the CVRs to its shareholders and vested optionholders of record immediately prior to the Effective Time in the form of a dividend in respect of each outstanding share of Company Common Stock. Each CVR will represent a contractual right to receive contingent cash payments upon the receipt by the Company of 80% net proceeds payable, if any, from any license or disposition (each, a “Disposition”) of any or all rights to JTX-8064, pimivalimab, vopratelimab, and two pre-clinical programs, JTX-1484 and JTX-2134 (targeting LILRB1) (collectively, the “CVR Products”) that occurs within one year of the closing time, subject to a six-month extension in certain circumstances (the “Disposition Period”). In the event that no Disposition of CVR Products occurs within the Disposition Period, holders of the CVRs will not receive any payment pursuant to the CVR Agreement.
The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Company or any of its affiliates. No interest will accrue on any amounts payable in respect of the CVRs.
The form of Contingent Value Rights Agreement is included herein as Appendix I to Exhibit 2.2 attached hereto and is incorporated herein by reference. The foregoing description of the Contingent Value Rights Agreement is qualified in its entirety by reference to the full text thereof.
Merger Agreement
The Company and Merger Sub have entered into a merger agreement (the “Merger Agreement”) with RM3, a Delaware limited liability company whose sole assets are its Redx Shares and convertible loan notes issued by Redx (the “Convertible Loan Notes”) pursuant to which (a) RM3 agrees to convert the Convertible Loan Notes held by it into shares of Redx, and (b) effective immediately prior to the Scheme becoming effective: (i) Merger Sub will merge with and into RM3 (as a result of which RM3 will be the surviving entity and a wholly-owned subsidiary of the Company) and the Company will issue 61,079,462 shares of Common Stock (subject to any adjustment to reflect the “Exchange Ratio” as defined and adjusted in accordance with the Rule 2.7 Announcement, including as a result of the Reverse Stock Split) to the members of RM3 in respect of the Redx shares held by RM3, immediately following which (ii) RM3 will merge with and into the Company (as a result of which the Company will be the surviving entity) (the “Merger”). The only condition to the Merger is that the Court approves the Scheme.
The number of shares of Common Stock to be issued to the members of RM3 pursuant to the Merger is the number of Common Stock which would have been issued to RM3 if the Redx Shares held by RM3 (following conversion of the Convertible Loan Notes held by RM3) had been subject to the Scheme.
Redx Shareholders that meet the criteria set forth in the Rule 2.7 Announcement and who will continue to meet this criteria through to the date of completion of the Merger are also being offered the opportunity to request within a period of 27 days after the Rule 2.7 Announcement (being March 22, 2023) that their Redx Shares be transferred to the Company and its affiliates by a merger process, similar to the Merger and pursuant to a merger agreement that is substantially similar to the Merger Agreement, in lieu of participating pursuant to the Scheme (collectively the “Merger Steps”).
Any Redx Shareholder who wishes to participate in the Merger Steps and is qualified to do so will be required to enter into a merger agreement with the Company on substantively the same terms as the Merger Agreement (taking into account that such shareholders do not hold a majority shareholding or convertible notes in Redx as RM3 does).

Redx Shareholders who participate in the Merger Steps in accordance with these requirements are referred to in the Rule 2.7 Announcement as “Electing Merger Participants”, and any such merger being an “Elected Merger”, together with the Merger being the “Mergers”.
The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by shareholders of the Company or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of the Company or other security holders.
A copy of the Merger Agreement is included herein as Exhibit 2.3 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text thereof.
Letter Agreement
In connection with the Merger Agreement, the Company and each of the members of RM3 entered into a letter agreement (the “Letter Agreement”). The Letter Agreement provides, among other things, an indemnity in respect of any breach of certain representations and warranties given by RM3 in the Merger Agreement, subject to limitations, and the consent of the members of RM3 to the Merger, and certain representations and warranties of the members of RM3 to the Company.
Any Electing Merger Participants will be required to cause their members to enter into comparable Letter Agreements in connection with such Elected Merger.
The form of Letter Agreement is included herein as Exhibit C to Exhibit 2.3 attached hereto and is incorporated herein by reference. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text thereof.
Shareholder Irrevocable Undertakings
The Scheme is subject to the approval of Redx Shareholders in accordance with the UK Companies Act. The Company has received irrevocable undertakings from certain Redx Shareholders (the “Redx Supporting Shareholders”) to support the Business Combination. Pursuant to such undertakings, the Redx Supporting Shareholders have agreed to vote in favor of the Scheme at the Court Meeting and the resolutions to be proposed at the Redx General Meeting.
As of February 22, 2023, the Redx Supporting Shareholders beneficially owned approximately 89,667,223 shares, representing, in aggregate, 76.6% of the existing issued ordinary share capital of Redx entitled to vote on the Scheme.
The undertakings by certain of the Redx Supporting Shareholders are included herein as Exhibits 99.1 to 99.4 and are incorporated herein by reference. The foregoing description of the undertakings by the Redx Supporting Shareholders is qualified in its entirety by reference to the full text thereof and that the terms may differ for each Redx Supporting Shareholder.
Director Irrevocable Undertakings
The Company has received irrevocable undertakings from each of the Redx Directors who hold Redx Shares (or options to Redx Shares) to support the Business Combination. The terms of the Redx directors undertakings are comparable to those of the Redx shareholder undertakings.
The form of undertaking by the Redx Directors is included herein as Exhibit 99.5 and is incorporated herein by reference. The foregoing description of the undertakings by the Redx Directors is qualified in its entirety by reference to the full text thereof.
Voting and Support Agreements
The Business Combination is subject to the approval of the Company’s shareholders. Certain shareholders of the Company (solely in their respective capacities as the Company’s shareholders) beneficially owning approximately 11,081,572 shares, representing, in aggregate, 21.3% of the outstanding Company Shares as of February 22, 2023 have entered into support agreements with the Company and Redx to vote all of their Company Shares in favor of adoption of the Company Resolutions and the transactions contemplated thereby, and against any alternative acquisition proposals (the “Company Support Agreements”).
The form of Voting and Support Agreement is included herein as Exhibit 99.6 and is incorporated herein by reference. The foregoing description of the Voting and Support Agreements is qualified in its entirety by reference to the full text thereof.

Registration Rights Agreement
In connection with the Merger Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with members of RM3 with respect to the shares of Common Stock issued in connection with the Merger, providing for certain demand, shelf and piggyback registration to the Company Common Stock issued to such shareholders in connection with the Merger.
The form of Registration Rights Agreement is included herein as Exhibit D to Exhibit 2.3 attached hereto and is incorporated herein by reference. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text thereof.
Item 2.05. Costs Associated with Exit or Disposal Activities.
On February 22, 2023, the Company committed to a course of action that would result in a reduction in force intended to preserve the Company’s current cash resources. The Company will reduce its workforce by approximately 57% of its current employees.
As a result of the reduction in force, the Company estimates that it will incur aggregate pre-tax charges of approximately $11.2 million, primarily consisting of salary payable during applicable notice periods and severance, non-cash stock-based compensation expense, and other benefits.
The Company expects that the workforce reduction will be substantially completed during the first quarter of 2023 and that these one-time charges will be incurred in the first quarter of 2023. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction or retention efforts. These estimates of the costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ. A copy of the press release issued by the Company announcing the reduction in force is furnished herewith as Exhibit 99.8 to this Current Report on Form 8-K.
Item 3.02. Unregistered Sales of Equity Securities.
The information contained in Item 1.01 of this report with respect to the consideration payable in Company Shares pursuant to the Business Combination is incorporated herein by reference. The Company Shares to be issued as consideration for the Business Combination will be issued to Redx Shareholders in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act. The Company Shares to be issued as consideration for the Merger will be issued to the members of RM3 in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the rules promulgated thereunder.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 22, 2023, as part of the reduction in force, the Company’s Board of Directors approved the consolidation of its executive and finance function and eliminated the position of Chief Executive Officer and Chief Operating Officer, as well as eliminating most other positions on the Company’s management team. Accordingly, Richard Murray will step down as the Chief Executive Officer and President of the Company effective March 31, 2023, and Hugh Cole will step down as the Chief Operating Officer of the Company effective March 15, 2023. Elizabeth Trehu, the Company’s chief medical officer, plans to step down prior to the closing of the Business Combination. Kim Drapkin, who has been serving as the Company’s Treasurer and Chief Financial Officer, will be appointed Interim President effective March 31, 2023 and will stay through the closing of the Business Combination. Dr. Murray will continue his service on the Company’s Board of Directors.
In connection with each executive’s termination of employment, Dr. Murray, Mr. Cole, Dr. Trehu and Ms. Drapkin will be entitled, subject to the execution and effectiveness of a separation agreement and release, to payment of severance benefits pursuant to each of Dr. Murray’s Employment Agreement, dated as of January 6, 2017; Mr. Cole’s Employment Agreement, dated as of July 24, 2017; and Dr. Trehu’s Employment Agreement, dated as of January 6, 2017; and Ms. Drapkin’s Employment Agreement, dated as of January 6, 2017, respectively.
Additionally, pursuant to an amendment to each executive’s employment agreement entered into on January 27, 2023, the terms of which were previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2023, in the event that the executive’s termination without cause by the Company occurs within a period of time prior to the signing of a definitive agreement relating to a transaction that, if consummated, would constitute a change in control of the Company and the closing of such transaction, such executive will be eligible to receive, following the closing of such transaction, an amount equal to (i) three months of base salary in effect immediately prior to his termination (six months in the case of Dr. Murray); (ii) a bonus for the year during which the termination occurs, calculated by multiplying such executive’s target bonus percentage by twelve months of his or her base salary (eighteen months for Dr. Murray); and (iii) three months of the portion of each COBRA premium payment equal to the portion the Company contributed to such health insurance premium cost as of the date of termination (six months for Dr. Murray), provided that such executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA.
On February 22, 2023, each of Dr. Murray, Mr. Cole and Dr. Trehu entered into a one-year consulting agreement (each, a “Consulting Agreement”) with the Company pursuant to which each agreed to provide consulting services related to the consummation of the Business Combination (the “Services”). In consideration for the provision of the Services, Dr. Murray is entitled to consulting fees of $550 per hour, each of Mr. Cole and Dr. Trehu is entitled to consulting fees of $400 per hour and each executive’s outstanding option awards will continue to vest during the term of the applicable Consulting Agreement. Each Consulting Agreement will automatically terminate upon the consummation of a transaction that constitutes a change of control, and may also be terminated by the Company upon ninety days’ notice or by the executive upon 14 days’ notice.
Ms. Drapkin’s biographical information, prior to her appointment as Interim President effective March 31, 2023, is as set forth in the Company’s definitive proxy statement under the heading “Executive and Director Compensation” filed with the SEC on April 28, 2022 is incorporated herein by reference.
There are no family relationships between Ms. Drapkin and any other director or executive officer.
Ms. Drapkin will be compensated under her existing employment agreement, as amended, dated January 6, 2017, and as further amended on January 27, 2023 (as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2023). In connection with this appointment, the Compensation Committee of the Board of Directors (the “Compensation Committee”) increased the amount Ms. Drapkin’s retention bonus from 50 percent of her base salary to 100 percent of her base salary, subject to her continued service with the Company through the achievement of and contingent upon meeting certain goals set by the Compensation Committee.
The Consulting Agreements, as well as the amendments to each executive’s employment agreement are included herein as Exhibits 10.1 through 10.7. The foregoing descriptions of the Consulting Agreements and the employment agreement amendments are qualified in its entirety by reference to the full text thereof.
Item 7.01. Regulation FD Disclosure.
On February 23, 2023, the Company and Redx issued a joint press release announcing the Business Combination. Additionally, as disclosed in the Press Release on February 22, 2023, the Company announced that it is reducing its workforce.
The information contained in this Item 7.01, including Exhibit 99.7 and Exhibit 99.8 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing.
Cautionary Note Regarding Forward-Looking Statements
This report contains forward-looking statements within the meaning of federal securities laws, as amended, including, without limitation, statements regarding beliefs about and expectation for the Company’s reduced operations in connection with the reduction in force, including associated costs, cost savings and timing, the anticipated timing of the closing of the Business Combination, the exemptions from registration under the Securities Act on which the Company intends to rely for the issuance of the Common Stock in connection with the Business Combination and the Company’s intent to conduct a reverse stock split The words “estimates,” “expects,” “continues,” “intends,” “plans,” “anticipates,” “targets,” “may,” “will,” “would,” “could,” “should,” “potential,” “goal,” and “effort” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this report are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this report, including, without limitation, risks related to the Company’s ability to execute on and realize the expected benefits of the reduction in force; that our final audited revenue and other financial results may differ materially from the preliminary and unaudited amounts reported herein; that a condition to closing the Business Combination may not be satisfied; a regulatory approval that may be required for the Business Combination is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the Company is unable to achieve the synergies and value creation contemplated by the Business Combination; the Company is unable to promptly and effectively integrate Redx’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against the Company, Redx or the combined company; the Company, Redx or the combined company is unable to retain key personnel; and the announcement or the consummation of the Business Combination has a negative effect on the market price of the capital stock of the Company or Redx or on the Company’s or Redx’s operating results, and other risks identified in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 2, 2022 and subsequent filings with the SEC. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the Business Combination and/or the Company or Redx, the Company’s ability to successfully complete the Business Combination and/or realize the expected benefits from the Business Combination. The Company cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this report represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.
Additional Information and Where to Find It
This report is being made in respect to the proposed transaction involving the Company and Redx. A meeting of the shareholders of the Company will be announced as promptly as practicable to seek shareholder approval in connection with the proposed transaction. The Company intends to file relevant materials with the SEC, including the filing by the Company of a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s shareholders. This report is not a substitute for the proxy statement.
BEFORE MAKING ANY DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Any vote in respect of resolutions to be proposed at the Company’s shareholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. The Company’s shareholders will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.jouncetx.com or the Investor Resources section of Redx’s website at https://redxpharma.com/investor-centre.
No Offer or Solicitation
The information contained in this report is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance, subscription or transfer of securities in any jurisdiction in contravention of applicable law or regulation. In particular, this report is not an offer of securities for sale in the United States. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the Business Combination are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act and any securities issued as part of the Merger are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and the rules promulgated thereunder. The Business Combination will be made by means of the Scheme Document and the Merger Agreement to be published by Redx in due course, or (if applicable) pursuant to an offer document to be published by the Company, which (as applicable) would contain the full terms and conditions of the Business Combination. Any decision in respect of, or other response to, the Business Combination, should be made only on the basis of the information contained in such document(s).
Participants in the Solicitation
The Company, Redx and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s or Redx Shareholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s Definitive Proxy Statement for its 2022 Annual Meeting of Shareholders filed with the SEC on April 28, 2022. Information regarding Redx’s directors and executive officers, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://ir.jouncetx.com/sec-filings.

Notice to United States Investors
The Business Combination is being made to acquire the securities of an English company by means of the Scheme. Accordingly, the Business Combination is subject to disclosure and procedural requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules.
In accordance with normal United Kingdom practice, the Company or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Redx outside of the United States, other than pursuant to the Business Combination, until the date on which the Business Combination and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the United Kingdom, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.
Each Redx Shareholder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Business Combination applicable to them, including under applicable United Kingdom and United States state and local, as well as any other applicable, tax laws.
Financial information relating to Redx included in the Exhibits herein and the Scheme Document has been or shall have been prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
The Company is organized under the laws of the State of Delaware in the United States of America and Redx is organized under the laws of England and Wales. Some or all of the officers and directors of Redx are residents of countries other than the United States. In addition, some of the assets of Redx are located outside the United States. As a result, it may be difficult for United States Redx Shareholders to effect service of process within the United States upon Redx or their officers or directors or to enforce against Redx a judgment of a United States court predicated upon the securities laws of the United Kingdom.
Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Rule 2.7 Announcement
2.2	Cooperation Agreement
2.3	Merger Agreement
10.1	Amendment No. 1 to the Employment Agreement, by and between the Company and Hugh Cole, dated as of January 27, 2023
10.2	Amendment No. 1 to the Amended and Restated Employment Agreement, by and between the Company and Kim C. Drapkin, dated as of January 27, 2023
10.3	Amendment No. 1 to the Amended and Restated Employment Agreement, by and between the Company and Richard Murray, Ph.D., dated as of January 27, 2023
10.4	Amendment No. 1 to the Amended and Restated Employment Agreement, by and between the Company and Elizabeth Trehu, M.D., dated as of January 27, 2023
10.5	Consulting Agreement, by and between the Company and Hugh Cole, dated as of February 22, 2023
10.6	Consulting Agreement, by and between the Company and Richard Murray, Ph.D., dated as of February 22, 2023
10.7	Consulting Agreement, by and between the Company and Elizabeth Trehu, M.D., dated as of February 22, 2023
99.1	Deed of Irrevocable Undertaking, by and between the Company and Redx Supporting Shareholder 1, dated as of February 23, 2023
99.2	Deed of Irrevocable Undertaking, by and between the Company and Redx Supporting Shareholder 2, dated as of February 23, 2023
99.3	Deed of Irrevocable Undertaking, by and between the Company and Redx Supporting Shareholder 3, dated as of February 23, 2023
99.4	Deed of Irrevocable Undertaking, by and between the Company and Redx Supporting Shareholder 4, dated as of February 23, 2023
99.5	Form of Deed of Irrevocable Undertaking given by Redx Directors

Exhibit No.	Description
99.6	Form of Voting and Support Agreement
99.7	Joint Press Release of the Company and Redx, dated February 23, 2023
99.8	Press Release of the Company, dated February 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOUNCE THERAPEUTICS, INC.

Date: February 23, 2023	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Treasurer and Chief Financial Officer